TENTH AMENDMENT

to the

MOOG INC. RETIREMENT SAVINGS PLAN

(Restatement Effective October 1, 2016)

WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the "Plan"), Moog Inc. (the "Corporation") reserved the right to amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan to make certain changes to the participant loan program and to make additional amendments related to the Coronavirus Aid, Relief, and Economic Security Act (CARES) Act.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective November 1, 2022, the last two paragraphs of Section 5.14(c) are hereby deleted in their entirety, and the following new paragraph is inserted at the end of Section 5.14(c):

> The Plan Administrator, pursuant to nondiscriminatory uniform rules of general application, may impose a minimum loan amount requirement and may limit the maximum number of loans which may be outstanding under the Plan. A Participant may not borrow from the Plan during the 30-day period beginning on the date that an outstanding loan is repaid in full or otherwise cancelled.

2. Effective April 20, 2020, Section 5.14(i)(2) is hereby amended and restated to read as follows:

> **(2)** **<u>Extension of Certain Repayments</u>.** Notwithstanding the foregoing, if a Qualified Individual has an outstanding loan from the Plan on or after March 27, 2020, then: (1) if the date for any repayment of such loan occurs during the period beginning on March 27, 2020 and ending on December 31, 2020 (the "Suspension Period"), the due date is extended for up to one year (the "Extension Period"); (2) the due date of the loan will be extended by the Extension Period; (3) the Plan will adjust any subsequent repayments to reflect the extension of the due date and any interest accrued during the Extension Period; and (4) the Plan will disregard the Extension Period in determining the 5-year period and the loan term under Code Section 72(p)(2)(B) or (C). The provisions of this paragraph will be applied in accordance with Section 5.B. of IRS Notice 2020-50, or any subsequent applicable guidance, and the adjustment described in (3) may reflect the "safe harbor" described therein.

3. Effective April 20, 2020, Section 5.16(c)(2) is hereby amended by adding the following sentence at the end thereof:

A CRD will be deemed to be made after the occurrence of any distributable events otherwise applicable under Code Section 401(k)(2)(B)(i), and the requirements of Code Sections 401(a)(31), 402(f), and 3405 will not apply.

4. Effective April 20, 2020, Section 12.8(a) is hereby amended and restated to read as follows:

(a) <u>2020 Required Minimum Distributions to be Waived</u>. Notwithstanding any provision of the Plan, with respect to a Participant or Beneficiary who would have been required to receive a required minimum distributions for 2020, and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2020 RMD, or (2) one or more payments in a series of substantially equal distributions that are 2020 Extended RMDs, those 2020 required minimum distributions will be processed as follows:

(1) A Participant or Beneficiary who would have been required to receive a 2020 RMD (other than an Extended 2020 RMD) will not receive the 2020 RMD, unless the Participant or Beneficiary chooses to receive the distribution. Participants and Beneficiaries described in the preceding sentence will be given an opportunity to make an election as to whether or not to receive the distributions.

(2) A Participant or Beneficiary who would have been required to receive a 2020 RMD in the form of an Extended 2020 RMD will continue to receive the Extended 2020 RMD during the 2020 calendar year, unless the Participant or Beneficiary affirmatively elects to suspend his or her Extended 2020 RMD and to resume such payments in 2021. Participants and Beneficiaries described in the preceding sentence will be given an opportunity to make an election as to whether or not to receive the distributions.

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To the extent that any provisions of this Amendment are inconsistent with existing Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

MOOG INC.

Dated: 19 DECEMBER 2022 By: ______________________